Exhibit 99.1

Insperity Announces Upcoming Retirement of Director Austin Young
HOUSTON - April 8, 2020 - Insperity, Inc. (NYSE: NSP), a leading provider of human resources and business performance solutions for America’s best businesses, announced today that Austin P. Young has decided to retire from the company’s board at the company’s 2020 annual meeting of stockholders, which is expected to be held in May 2020.

“For over 17 years, I have had the distinct honor and pleasure of serving on Insperity's board of directors. I've enjoyed the opportunity to contribute to the company's substantial growth and achievements during my tenure,” said Mr. Young.
“Austin has been a key member of the board and has provided outstanding leadership over the years, including in his roles of lead independent director and chair of the Finance, Risk Management and Audit Committee,” said Paul J. Sarvadi, chairman and chief executive officer. “On behalf of the board, we thank Austin for sharing his valuable insights and for his dedicated service to the board and our stockholders. We wish him well in his retirement.”
Insperity also announced that director Timothy Clifford has been elected by the independent directors of the board to serve as lead independent director and that director Ellen Masterson has been appointed to serve as chair of the Finance, Risk Management and Audit Committee.
About Insperity
Insperity, a trusted advisor to America’s best businesses for more than 34 years, provides an array of human resources and business solutions designed to help improve business performance. Insperity® Business Performance Advisors offer the most comprehensive suite of products and services available in the marketplace. Insperity delivers administrative relief, better benefits, reduced liabilities and a systematic way to improve productivity through its premier Workforce Optimization® solution. Additional company offerings include Traditional Payroll and Human Capital Management, Time and Attendance, Performance Management, Organizational Planning, Recruiting Services, Employment Screening, Expense Management, Retirement Services and Insurance Services. Insperity business performance solutions support more than 100,000 businesses with over 2 million employees.  With 2019 revenues of $4.3 billion, Insperity operates in 83 offices throughout the United States. For more information, visit http://www.insperity.com.